EXHIBIT 10.24.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made the 23rd day of August, 2010

BETWEEN:	AQUILEX, INC.,
a Florida company having its office at
674 S. Military Trail
Deerfield Beach, Fl 33442
USA
("the Company")

AND:	BRENT BRODIE
of, 10936 Phoenix Way
Naples, FL 34119
USA
("the Employee")

IT IS AGREED:-

Engagement

1.	The Employee is engaged as Director of Sales and Marketing commencing on the 23rd day of September, 2010 subject to the termination provisions set out in Clauses 17 and 18.

2.	The Employee will report to the Chief Executive Officer of the Company ("the CEO").

Remuneration

3.	The Employee's Base Salary will be US$145,000 per annum payable semi-monthly in arrears.

4.

In addition, during the term of this Agreement, the Company will pay the full cost of providing medical insurance, as generally provided for the Company's employees from time to time, for the Employee, his spouse and his children.

5.

The Employee’s Base Salary will be reviewed as of January 1st each year by the CEO who may grant an increase but must not reduce the Employee's salary below the level set out in Clause 3 or in the immediately preceding year, whichever is applicable.

6.

If by not later than January 31st in each calendar year commencing with the year 2011, the Employee and the CEO have agreed to Performance Goals for the Employee for that calendar year, and if those Performance Goals are met for that year, then the Company must pay to the Employee a Performance Bonus for that year in an amount not less than 20% of the Employee's Base Salary for that calendar year, as adjusted by Clause 5. The CEO, in his sole and absolute discretion, may determine to pay a larger Performance Bonus.

In any calendar year that all of the Performance Goals are not met, the CEO, in his sole and absolute discretion, may, but is not obligated to, pay the Employee a Performance Bonus in an amount determined by the CEO. The Performance Bonus must be paid entirely in cash.

7.

During the first calendar year of this Agreement, the Company will provide the Employee with a monthly automobile expense allowance of US$850. This monthly automobile allowance will increase on January 1 of each subsequent calendar year by US$50 per month (or US$600 per year) during the term of this Agreement.

Responsibilities

8.	The Employee's work will be performed mainly in the United States of America, the Caribbean region and Latin America. The Employee will be required to travel extensively.

9.	The Employee must devote the whole of his time to the Company's business and must use his best endeavours to promote the Company's interest and welfare.

The Employee must provide strategic and operational direction and leadership to the Company's Sales and Marketing department (“the Department"), which includes but is not limited to, (i) developing and implementing sales and marketing strategy to attain Corporate Objectives, (ii) monitoring and analyzing sales and marketing activities to determine whether objectives are being met, (iii) ensuring that accurate and timely information is available for management and/or Board use and (v) any further duties reasonably required of and assigned to him by the CEO which he must discharge in accordance with directions of the CEO.

Corporate Objectives include but are not limited to; (i) meeting or exceeding budgeted earnings targets, (ii) improving operating profit margins, (iii) achieving excellent customer service, (iv) achieving excellent employee relations, (v) increasing the Company's market share in the Caribbean and Latin America, and (vi) expanding into new and profitable markets.

The Employee's powers and responsibilities include the following:-

(a)	Directing and managing all Company sales and marketing activities.
(b)	Identifying and developing new customers for the Company’s products and services.
(c)	Coordinate marketing efforts in new territories with the CEO.
(d)	Researching and developing strategies and plans which identify marketing opportunities and new project development.
(e)	Preparing and managing sales and marketing budgets.
(f)

Preparing project proposals in accordance with the Company's bidding procedures and submit such proposals to the CEO for review and approval. It is expected that proposals will be developed with input from the Engineering and Finance departments.

(g)	Representing the Company at various trade shows, industry group and business conferences.
(h)	Supervising the preparation, issuance, and delivery of sales & marketing materials, exhibits, and promotional programs.
(i)	Promoting positive relations with partners, vendors, and customers.
(j)

Overseeing the supervision of subordinate personnel, including work allocation, training, and problem resolution, evaluating performance; making recommendations for personnel actions and motivating employees to achieve peak productivity and performance;

(k)	Preparing and presenting the monthly operations reports on the activities of the Department to the CEO;
(1)	Carrying out any special projects which may be assigned to the Employee by the CEO from time to time.

The Employee must perform his duties under this Agreement during normal business hours from Monday to Friday inclusive (except on public holidays) but he accepts that his duties, which include travelling on the Company's business both within the United States of America and abroad, may, from time to time, require work to be undertaken on Saturdays, Sundays and public holidays.

The Employee must not directly or indirectly engage in any activities or work which the Board deems to be detrimental to the best interests of the Company.

10.	In case of inability to work due to illness or injury, the Employee must notify the Company immediately and produce a medical certificate for any absence longer than three working days.

11.	The Employee is entitled to up to ten (10) days sick leave per year (but not more than three consecutive days at any time) without a medical certificate.

Holidays

12.	The Employee is entitled, during every calendar year to the following holidays during which his remuneration will continue to be payable:-

(a)	all public holidays in the United States of America, plus three (3) floating holidays, and

(b)	three (3) weeks vacation to be taken at a time to be approved by the CEO.

Reimbursement of Expenses/Fees Earned

13.

(a)  All expenses for which the Employee claims reimbursement must be in accordance with any policies established by the Board from time to time and must be within the operating budgets approved by the Board. The Company must reimburse the Employee for the costs incurred by the Employee in his performance of his duties on production of the necessary vouchers or, if he is unable to produce vouchers, on the

Employee's proving, to the CEO's satisfaction, the amount he has spent for those purposes.

(b)  Any fees and payments received by the Employee for or in relation to acting as director or officer of a subsidiary or affiliate of the Company will be the property of the Company and the Employee must account to the Company for it.

Non-Competition

14.

The Employee agrees, as a separate and independent agreement, that he will not during any period for which he is entitled to remuneration under this Agreement, whether for his own account or for the account of any other person, firm or body corporate, either alone or jointly with or as director, manager, agent or employee of or as consultant to any person, firm or body corporate, directly or indirectly, carry on or be engaged or concerned or interested in any person firm or body corporate which conducts business identical to or similar to that conducted by the Company in any jurisdiction in which the Company carries on business (whether directly or indirectly).

Company Information, Documents, Confidentiality, and Non-Solicitation

15.

(a)  All information, documents, books, records, notes, files, memoranda, reports, customer lists and other documents, and all copies of them, relating to the Company's business or opportunities which the Employee keeps, prepares or conceives or which become known to him or which are delivered or disclosed to him or which, by any means come into his possession, and all the Company's property and equipment are and will remain the Company's sole and exclusive property both during the term of this Agreement and after its termination or expiration ;

(b)  If this Agreement is terminated for any reason, or if the Company at any time requests, the Employee must promptly deliver to the Company the originals and all copies of all relevant documents that are in his possession, custody or control together with any other property belonging to the Company. Should the Employee afterwards require access to copies of those documents for any reasonable purpose, the Company must provide them on his request;

(c)  The Employee must not, at any time during the term of this Agreement or within one year after its termination or expiration, either for his own account or for the account of any other person, firm or company, solicit, interfere with or endeavour to entice away from the Company any person, firm or company who or which, at any time during the currency of this Agreement was an employee, customer or supplier of or was in the habit of dealing with the Company.

16.

Except where such information is a matter of public record or when required to do so by law, the Employee must not, either before or after this Agreement ends, disclose to any person any information relating to the Company or its customers of which he becomes possessed while acting as Employee.

Termination

17.	This Agreement will terminate and, except to the extent previously accrued, all rights and obligations of both parties under it will cease if either of the following events occurs:-

(a)	The Employee dies.
(b)	The Employee gives three (3) months written notice of termination to the Company.
(c)	The Employee is convicted of any felony (whether or not relating to the Company or its subsidiaries or affiliates).
18.

(a)  The Company may terminate this Agreement forthwith if the Employee knowingly commits any act or omission that could reasonably be expected to result in material harm to the business or reputation of the Company or any of its subsidiaries or affiliates, which failure and/or conduct continues un-remedied for ten (10) days after written notice from the CEO to the Employee setting forth in reasonable detail a description of such conduct, and, except to the extent previously accrued, all rights and obligations of both parties under this Agreement shall cease.

(b)  If through physical or mental illness, the Employee is unable to discharge his duties for sixty (60) successive days, as to which a certificate by any doctor appointed by the Company will be conclusive, then

(i)	the Employee will be relieved of his duties, his salary reduced to US$1,000.00 per annum and his bonus entitlement suspended, but
(ii)	the Company will continue to pay the full cost of providing medical insurance for the Employee,

until the Employee is able once again to resume his duties in full.

If this incapacity continues for a period of nine months (including the 60-day period referred to above) the Employee's employment will be deemed to have been terminated by mutual consent at the expiration of that period.

(c)  The Company may terminate this Agreement at any time upon serving three (3) month's notice to the Employee and paying the Employee severance pay, if any, in accordance with applicable law or in an amount equal to six-twelfths of the Base Salary, as adjusted by Clause 5, whichever amount is greater.

Notices

19.

Any notice to be served under this Agreement must be in writing and will be deemed to be duly served if it is handed personally to the Secretary of the Company or to the Employee as the case may be, or if it is sent by registered post to the addressee at the relevant address at the head of this Agreement. A notice sent by post will be deemed to be served on the third day following the date on which it was posted.

Waiver

20.	No change or attempted waiver of any of the provisions of this Agreement will be binding unless in writing and signed by the party against whom it is sought to be enforced.

Severability of Provisions

21.

Whenever possible, each provision of this Agreement must be interpreted in such manner as to be effective and valid. If any provision of this Agreement of the application of it is prohibited or is held to be invalid, that prohibition or invalidity will not affect any other provision, or the application of any other provision which can be given effect without the invalid provision or prohibited application and, to this end, the provisions of this Agreement are declared to be severable.

Headings

22.	The headings in this Agreement are included for convenience only and have no legal effect.

Applicable Law and Jurisdiction

23.

This Agreement must be construed and the legal relations between the parties determined in accordance with the laws of the State of Florida, USA to the jurisdiction of the courts of which the parties agree to submit.

EXECUTED for and on behalf of AQUILEX, INC.	AQUILEX, INC.
by:
in the presence of:

/s/ David W. Sasnett	/s/ Frederick W. McTaggart
Witness	Director

EXECUTED by BRENT BRODIE
in the presence of:

/s/ Teri Brodie	/s/ Brent Brodie
Witness	BRENT BRODIE